Exhibit 99.3
2005 FINANCIAL GUIDANCE SUMMARY
(Table presented in thousands)

Consolidated	Range
Revenues	$1,260,000	$1,300,000

Income before taxes, non-cash and other items	$182,000	$202,000
Depreciation and amortization	69,000	73,000
Non-cash advertising and distribution services and stock compensation	13,000	15,000
Other expense	6,000	6,000
Legal expense	8,000	8,000
Income tax provision	13,000	15,000

Net income	$73,000	$85,000

Background and Assumptions
•	The 2005 guidance reflects the actual first and second quarter expenses for the on-going Department of Justice Investigation but does not include any projected expenses related to the Department of Justice Investigation, which may continue to be significant.

•	The 2005 guidance includes the impact of our Healthshare acquisition from its acquisition date of March 14, 2005 but does not include the effects of any additional acquisitions that may occur during 2005.

•	The 2005 guidance does not reflect the effect of the WebMD Health IPO, including incremental public company costs, the net proceeds of the IPO itself, shared services allocations between segments and the post-IPO minority interest.